Filed pursuant to Rule 424(b)(3)
File No. 333-271562

A&Q LONG/SHORT STRATEGIES FUND LLC

PROSPECTUS SUPPLEMENT

dated APRIL 1, 2024

The information set forth below supplements and supersedes any contrary information contained in the Fund’s Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”), each dated May 1, 2023. Prospective investors are urged to read carefully the Fund’s Prospectus, SAI and Limited Liability Company Agreement, as amended and restated from time to time, which are provided together with (or have preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus.

The Prospectus, the SAI, this Supplement and material incorporated by reference into the Fund’s registration statement are published on the following website:

https://www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/hedge-funds.html.

You may request information about the Fund or make investor inquiries by calling (888) 793-8637. The material incorporated by reference into the Fund’s registration statement and other information about the Fund also are available on the SEC’s website (http://www.sec.gov). The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link.

If a prospective investor wishes to invest in the Fund, the investor must complete, execute and return the Fund’s Investor Certificate, which is provided together with (or has preceded) this Supplement.

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As part of the integration of Credit Suisse Group AG into UBS Group AG (“UBS AG”), UBS AG has reorganized certain businesses within its Asset Management Division. In connection therewith, on April 1, 2024, UBS Hedge Fund Solutions LLC, the former investment adviser to the Fund, merged with and into UBS Asset Management (Americas) LLC (“UBS AMA”), its direct parent company, and the combined entity commenced serving as the investment adviser to the Fund. UBS Hedge Fund Solutions, which operates as a distinct business unit within UBS AMA, remains responsible for the day-to-day operations and management of the Fund. In addition, the merger did not result in any changes to the investment processes and strategies employed in the management of the Fund’s assets, the nature and level of services provided to the Fund, the individuals responsible for the day-to-day operations and management of the Fund or the Directors and officers of the Fund.